Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Thomas Melito Vice President - Treasurer (972) 409-1527

MICHAELS ESTABLISHES INTERIM OFFICE OF THE CHIEF EXECUTIVE OFFICER

IRVING, Texas – May 16, 2012 - Michaels Stores, Inc. announced today that its Board of Directors has established an interim Office of the Chief Executive Officer to provide ongoing leadership and continuity for the business in the absence of current CEO John Menzer.  The Office of the CEO will be filled by Lew Klessel, Managing Director with Bain Capital Partners, LLC, and Charles “Chuck” Sonsteby, the Company’s Chief Administrative Officer and Chief Financial Officer.  Mr. Klessel has also been appointed to the newly-created position of Interim Chief Operating Officer at Michaels.  Messrs. Klessel and Sonsteby will temporarily assume the responsibilities of the CEO and will report directly to the Board of Directors.

Mr. Menzer suffered a stroke in April and is currently in stable condition, receiving continued medical care.  He is on medical leave from the company and is expected to be out for an extended period of time.  His status will be reevaluated by the Board on a periodic basis.

“First and foremost, the thoughts of the entire Michaels family continue to be with John and his family during this difficult time and we are all hopeful for his full recovery,” said Matt Levin, Managing Director with Bain Capital Partners, LLC.  “By establishing the Office of the CEO on an interim basis, we will ensure ongoing leadership continuity for the business.”

Peter Wallace, Senior Managing Director with The Blackstone Group L.P. added: “The senior management team has been instrumental in developing new strategies and initiatives to drive the company’s growth performance and we are completely confident in their ability to continue to drive business results.  Lew is a seasoned executive with extensive management and operations experience who, together with Chuck in his expanded role, will ensure the execution of the company’s strategic plan.”

Mr. Klessel joined Bain Capital in 2005, and is currently serving as the operational executive responsible for the firm’s investments in Michaels. Prior to joining Bain, Mr. Klessel held a variety of operating and strategy leadership positions from 1997 to 2005 at The Home Depot, Inc., most recently as President of Maintenance Warehouse, a wholly-owned subsidiary that distributed maintenance products to facility management customers.  Mr. Klessel received an M.B.A from Harvard Business School and a B.S from the Wharton School at the University of Pennsylvania.  Mr. Klessel serves as a director of Michaels Stores Inc., HD Supply, Inc. and Guitar Center, Inc.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Mr. Sonsteby, currently the company’s Chief Administrative and Chief Financial officer, joined Michaels in 2010. Prior to joining Michaels, he served in various capacities at Brinker International, Inc. (which owns and operates casual dining restaurants) beginning in March 1990, including as Executive Vice President and Chief Financial Officer from 2001 until 2010, as Senior Vice President of Finance from 1997 to 2001 and as Vice President and Treasurer from 1994 to 1997. Mr. Sonsteby was formerly a director of Zale Corporation. He holds a Bachelor of Accounting degree from the University of Kentucky.

Michaels Holdings, LLC, an entity controlled by affiliates of investment firms Bain Capital Partners, LLC and The Blackstone Group L.P., currently owns approximately 93% of the outstanding Common Stock of Michaels Stores, Inc.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of May 4, 2012, the Company owns and operates 1,067 Michaels stores in 49 states and Canada, and 130 Aaron Brothers stores.

Contacts:

ICR 203-682-8200

Media: Alecia Pulman (apulman@icrinc.com)/Michael Fox (mfox@icrinc.com)

Investors: Farah Soi (fsoi@icrinc.com)/Joseph Teklits (jteklits@icrinc.com)

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300